Exhibit 10z



                               ROGERS CORPORATION
                               ------------------

                       OFFICER SPECIAL SEVERANCE AGREEMENT
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         THIS  AGREEMENT,  dated as of this 2nd_ day of _October_,  1991, by and between Rogers Corporation, a Massachusetts corporation, (herein referred to as the "Company") and Robert D. Wachob, Vice President, Sales and Marketing (the "Officer"),


                                 WITNESSETH THAT
                                 ---------------

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders for the Company to agree to provide benefits under circumstances described below to the Officer as one of the elected corporate officers who is responsible for the policy-making functions of the Company and the overall viability of the Company's business; and

         WHEREAS, the Board recognizes that the possibility of a change in control of the Company is unsettling to the Officer and wishes to make arrangements at this time to ensure the Officer's continuing dedication to his or her duties to the Company and its shareholders notwithstanding the occurrence of any attempt by outside parties to gain control of the Company; and

         WHEREAS, the Board believes it important, should the Company receive proposals from such outside parties, to enable the Officer, without being distracted by the uncertainties of the Officer's own employment situation, in addition to the Officer's regular duties, to participate in the assessment of such proposals and provision of advice to the Board as to the best interests of the Company and its shareholders and to take such other action as the Board determines to be appropriate; and

         WHEREAS, the Board also wishes to demonstrate to the Officer that the Company is concerned for the Officer's welfare and intends to ensure that he or she as a loyal officer is treated fairly;

         NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:

1. Change in Control. The term "Change in Control" shall mean the occurrence of any one or more of the following prior to the Agreement Termination Date, as defined in Paragraph 3(a):

     (a) The Company receives or should have received a report on Schedule 13D (or any successor form) filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Act"), disclosing that any person, group, partnership, association, corporation or other entity is the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the voting power of the then outstanding voting securities of the Company;

     (b) Any person (as such term is defined in Section 13(d) of the Act), group, partnership, association, corporation or other entity other than the Company, a wholly-owned subsidiary of the Company or the trustee(s) of any qualified retirement plan maintained by the Company or a wholly-owned subsidiary of the Company, becomes the beneficial owner of shares pursuant to a tender offer or exchange offer to acquire voting securities of the Company (or securities convertible into same) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, partnership, association, corporation or other entity in question is the beneficial owner (as defined in Rule 13(d)-3 under the Act) directly or indirectly, of twenty-five percent (25%) or more of the then outstanding voting securities of the Company (calculated as directed in paragraph (d) of Rule 13(d)-3 under the Act in the case of rights to acquire voting securities);

     (c) The members of the Board ("Directors") or the shareholders of the Company approve (i) any consolidation or merger of the Company in which the Company would not be the continuing or surviving corporation and pursuant to which shares of voting securities of the Company would be converted into cash, securities or other property, or (ii) any sale, lease, exchange or other transfer (in a single transaction or in a series of related transactions) of all or substantially all the assets of the Company; or

     (d) During any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof; provided, however, that any Director who is not in office at the beginning of such 24-month period, but whose election was to fill a vacancy caused by death or retirement and was approved or nominated, as applicable, by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved shall be deemed to have been in office at the beginning of such period for purposes of this provision.

2. Position and Responsibilities. For such period as the Officer is employed during the term of this Agreement, the Officer agrees to serve the Company and/or one or more subsidiaries or affiliates of the Company ("subsidiary") in a management capacity. From and after the date on which any Change in Control occurs such service shall involve such duties and responsibilities at least equal in importance and scope to those of the Officer's position immediately prior to the date of such Change in Control, as the Board, the Chairman of the Board, or the Chief Executive Officer may from time to time in good faith determine, and the Officer shall perform such duties and responsibilities in good faith.

3. Agreement Termination Date; Term of Agreement.

     (a) "Agreement Termination Date" means the third anniversary of the date as of which this Agreement is dated; provided, however, that the Agreement Termination Date shall automatically be extended for an additional one year period on each anniversary of the date as of which this Agreement is dated unless either party to this Agreement notifies the other party in writing during the ninety (90) day period preceding any such anniversary that the Agreement Termination Date shall not be so extended; and provided, further, that the Agreement Termination Date may also be extended at any time and for any period in a written instrument modifying or renewing this Agreement that is in accordance with Paragraph 11. Should one or more Changes in Control occur at any time prior to the Agreement Termination Date, all provisions of this Agreement shall apply and continue in full force and effect in accordance with their terms for a period beginning with the date on which the first Change in Control occurs and ending thirty-six (36) months following the date of the last Change in Control that occurs prior to the Agreement Termination Date. If no Change in Control occurs at any time prior to the Agreement Termination Date, this Agreement shall terminate, except that Paragraphs 4(g) and 9 shall continue to apply to the extent the Officer disputes the termination of the Agreement.

     (b) The term of this Agreement shall begin on the date as of which this Agreement is dated and shall continue through (i) the day immediately preceding the Agreement Termination Date, as defined in the first sentence of Paragraph 3(a) above, if no Change in Control occurs prior to the Agreement Termination Date; or (ii) if a Change in Control occurs prior to the Agreement Termination Date, the last day of the thirty-six (36) month period following the date of the last Change in Control that occurs prior to the Agreement Termination Date; provided, that the terms of this Agreement shall remain in full force and effect after the date on which the term of this Agreement expires, to the extent the Officer is then receiving benefits hereunder, until the date as of which all payments and other benefits to which the Officer had become entitled hereunder prior to the date on which this Agreement expires have been paid or provided in full.

4. Severance Benefits. If within any period commencing with the day any Change in Control occurs and ending thirty-six (36) months after the date of that Change in Control the Officer's employment is terminated by the Company and by all subsidiaries, if any, by which the Officer is employed, including Constructive Termination (as defined in Paragraph 6(b)), but excluding termination for Cause (as defined in Paragraph 6(a)), the Officer shall be entitled to the following benefits in addition to any and all other severance benefits to which the Officer may be entitled under any other plan, program or policy of the Company (or subsidiary) or agreement between the Officer and the Company (or subsidiary), PROVIDED THAT THE officer enters into a noncompetition agreement in substantially the form attached hereto as Exhibit A:

     (a) Salary and Bonus Amount. The Company will pay to the Officer within fifteen (15) business days of such termination of employment a lump sum cash amount equal to the present value of the product obtained by multiplying (1) the sum of (i) salary at the annualized rate which was being paid by the Company and/or subsidiaries to the Officer immediately prior to the time of such termination or, if greater, at the time of the Change in Control plus (ii) the annual target bonus and/or any other cash bonus awards last determined for the Officer or, if greater, most recently paid prior to the Change in Control, by (2) two; for purposes of this Paragraph 4, present value shall be calculated using an interest rate equal to the rate reported for the auction of thirteen week United States Treasury Bills on the date coincident with or most immediately preceding the date of such termination as reported in The Wall Street Journal;

     (b) Pension Plan Amount. The Company will pay to the Officer within fifteen (15) business days of such termination of employment a lump sum cash amount equal to the lump sum present value of the accrued benefit that would be payable under the Rogers Corporation Pension Plan for Salaried Employees (the "Pension Plan") or any successor plan, if the Officer remained in full-time, active salaried employment with the Company for a period of twenty-four (24) consecutive months following the month in which such termination of employment occurs minus the lump sum present value of the accrued benefit of the Officer under said plan as of the date of such termination of employment;

     (c) Other Company Benefits. For a period of twenty-four (24) consecutive months following the month in which such termination of employment occurs, the Officer shall be entitled, at no greater monthly cost to the Officer than the Officer's monthly cost immediately prior to such termination of the Officer's employment, to continue participation in those benefit programs of the Company (or a subsidiary) available to the Officers of the Company (or subsidiary) in which the Officer participated immediately prior to the time of the Officer's termination of employment, excluding vacation accrual, paid holidays, salary continuation for short term disability, holiday gifts, and qualified retirement plans but including such benefits as group term medical insurance, dental insurance, life insurance, dependent life insurance, personal and family accident insurance, long term disability insurance, annual physical examination, vision/hearing program, prescription drug card program, stock purchase program, U.S. savings bond program, tax planning and compliance service and tuition refund program; provided that: (1) provision of other Company benefits pursuant to this Paragraph 4(c) shall not result in any duplication of benefits provided by the Company (or subsidiary); (2) to the extent the Officer is not eligible under the terms of one or more of such plans or programs that are insured plans or programs, the Company shall (unless the Officer is then uninsurable) provide the Officer with substantially similar insurance coverage at no greater monthly cost to the Officer than if the Officer had continued to participate in the Company's plan or program' and (3) such benefits shall cease if and to the extent that any subsequent employer of the Officer provides substantially equivalent benefits to the Officer at no substantially greater monthly cost to the Officer than the Officer's monthly cost for such benefits immediately prior to the Officer's termination of employment;

     (d) Company Car Amount. If the Officer, as of the date of termination of employment, either was receiving a monthly car allowance or had a company-leased car, any such car allowance will be discontinued as of the date of termination of employment and any such company-leased car must be returned to the Company within thirty (30) days after the date of termination of employment. Upon such discontinuance or return, the Officer will receive a single lump sum payment of $5,000 within fifteen (15) business days following the date of such discontinuance or return; provided, that if the Officer is entitled to receive a payment for the same reason and upon the occurrence of substantially the same event as described in this Paragraph 4(d), the payment pursuant to this Paragraph 4(d) shall be reduced (but not below $0) by the amount of such other payment;

     (e) Nonqualified Plans. If the Officer participated in any nonqualified retirement and/or deferred compensation plan(s) of the Company immediately prior to the time of such termination, the Company shall not cause or allow the termination of, reduction of benefits under, or termination or impairment of any arrangement established to secure payment of benefits under, any such plan with respect to the Officer. Further, the Company or subsidiaries will provide the Officer with service credit for benefits under any nonqualified retirement or deferred compensation plan(s) of the Company, if the Officer participated in such plan(s) immediately prior to the time of such termination, equal to two additional years' service accruals upon such termination of the Officer's employment; and

     (f) Outplacement Services. In the event of such termination of employment, the Company shall provide to the Officer executive outplacement services provided on a one-to-one basis by a senior counselor of a firm nationally recognized as a reputable provider of such services for a minimum sixty (60) hours, plus evaluation testing, at a location not more than two hundred (200) miles from the primary personal residence of the Officer; and

     (g) Reimbursement of Certain Expenses. The Company will promptly reimburse the Officer for any and all legal and accounting fees and expenses (including without limitation any travel and lodging expenses of the Officer that would be reimbursable in accordance with the then current Company travel expense reimbursement policy) incurred by the Officer as a result of such termination of employment in connection with the interpretation, implementation or enforcement of any of the provisions of this Agreement (regardless of which party ultimately prevails); and

     (h) Limitation on Amounts. Notwithstanding any provision of this Agreement to the contrary, the aggregate amount that shall be paid pursuant to this Agreement shall be the maximum amount payable under this Paragraph 4 that will not (when aggregated with any other payments by the Company or any subsidiary) result in the imposition of a tax under
          Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision; provided, that if all or any part of the value of benefits under more than one subparagraph of this Paragraph 4 is treated as a "parachute payment" within the meaning of Code ss. 280G for purposes of determining whether payments would result in the imposition of said tax, then the Officer shall have sole discretion to determine which benefit(s) to forego in order to avoid the imposition of said tax.

5. Other Severance Payments. If the Officer immediately prior to the date of any Change in Control would be entitled to receive cash severance payments by reason of termination of employment (if termination then occurred) under any other plan, program or policy of the Company (or subsidiary) or any agreement between the Officer and the Company (or subsidiary) (collectively "policy"), and if there is a reduction in or termination of any such amounts payable on or after such Change in Control but before the Officer's employment is terminated, then if the Officer becomes entitled to severance benefits pursuant to Paragraph 4 above the Officer shall also be entitled to receive a cash payment that, when aggregated with any amount actually paid pursuant to any such policy, equals the amount of cash severance payments that would have been payable pursuant to such policy immediately prior to the date of such Change in Control. Further, if the Officer becomes entitled to receive cash severance payments under any such policy by reason of termination of employment within any period commencing with the day any Change in Control occurs and ending thirty-six (36) months after the date of that Change in Control, then to the extent such payments would be paid later than the date on which payments must be made under Paragraph 4(a) above the present value (determined as provided in Paragraph 4(a)) of such payments shall be paid no later than the date on which payments must be made under Paragraph 4(a). In addition, if on the date of any Change in Control the Officer is receiving any such payments, the present value (determined as provided in Paragraph 4(a)) of the remainder of such payments shall be paid no later than the date on which payments must be made under Paragraph 4(a).

6. (a) Termination for Cause. "Cause" means only the willful commission by the Officer of material theft or embezzlement or other serious and substantial crimes against the Company or subsidiaries. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and the Officer had knowledge at the time that the act or omission was not in the best interests of the Company or subsidiaries. Further, the Officer's attempt to secure employment with another employer shall not constitute an event of "cause". Finally, any termination of the Officer's employment by the Company or any subsidiary at a time when the Officer is unable to perform all or any portion of the Officer's regular services by reason of any physical or mental impairment not expected to continue for a period exceeding twelve (12) consecutive months shall not constitute termination by the Company or subsidiary for "cause".

     (b) Constructive Termination. If the Officer leaves the employ of the Company or any subsidiary for any reason:

          (i) following a reduction in the Officer's position, compensation, bonus formula, responsibilities, authority, reputation, pension arrangements, stock option or other incentive compensation arrangements, or other Company benefits that the Officer would be entitled to pursuant to Paragraph 4(c) or 4(e) if the Officer's employment then terminated, or a material reduction in the Officer's prestige, enjoyed by the Officer prior to the Change in Control, as determined in good faith by the Officer; provided, that the Officer's failure immediately following any such reduction to terminate employment or otherwise to exercise his or her rights hereunder arising from such reduction shall not constitute a waiver of the Officer's rights hereunder arising from such reduction or otherwise impair the Officer's ability to exercise such rights within one year following any such reduction;

          (ii) following an attempt by the Company or any subsidiary to relocate the Officer to, or to require the Officer to perform regular services at, any location that is outside the continental United States of America; provided, that the Officer's failure immediately following any such attempt to terminate employment or otherwise to exercise his or her rights hereunder arising from such attempt shall not constitute a waiver of the Officer's rights hereunder arising from such attempt or otherwise impair the Officer's ability to exercise such rights within one year following any such attempt;

         (iii) within ninety (90) days of the Officer's receipt of notice from the Company that the Company's ratio of current assets to current liabilities as reflected on any quarterly or annual statements filed by the Company with the Securities and Exchange Commission falls below one and one-quarter (1 1/4) to one (1) or any date on which the total of -- the Company's long-term debt (including the current portion due within one year) and its short-term debt incurred for money borrowed exceeds seventy-five percent (75%) of the Company's net worth as reflected in such statements filed with the Securities and Exchange Commission (each, a "Financial Termination Event"); provided, that if at any time the Company is no longer required to file such statements or fails to file such statements, the Company shall cause to be prepared in accordance with generally accepted accounting principles consistently applied quarterly financial statements (within forty-five (45) days of the end of the Company's fiscal quarter) and annual financial statements (within sixty (60) days of the end of the Company's fiscal year) of the Company indicating the information required to determine whether either Financial Termination Event has occurred; and provided, further, that the Company shall provide written notice to the Officer within five (5) business days after the date any such statement is filed (or has been completed, if not filed) if either Financial Termination Event has occurred; and provided, further, that the Financial Termination Event shall not have resulted from economic conditions generally adverse to the Company or its markets but rather shall have resulted from deliberate mismanagement of the Company's affairs by, or a diminution of the Company's assets on the part of, the person(s) controlling the Company subsequent to the Change of Control;

          (iv) at any time within twelve (12) months after the Company notifies the Officer in writing that the Agreement Termination Date shall not be extended, as provided in Paragraph 3(a); or

          (v) at any time within twelve (12) months following the date the Officer knows that the Company has breached any of the terms of this Agreement;

          in each of the foregoing cases regardless of whether the Officer is entitled to elect, or elects, retirement upon leaving the employ of the Company or any subsidiary, such termination of employment shall constitute termination by the Company or subsidiary for reasons other than Cause.

          Finally, if the Officer is employed by the Company and also by one or more subsidiaries and if the Officer's employment is terminated by one or more but not by all of such employing entities, such termination of the Officer's employment shall constitute termination by all such employing entities if termination by less than all such employing entities results in any reduction described in Paragraph 6(b)(i) above and if the Officer leaves the employ of the one or more employing entities by which the Officer's employment was not terminated.

          Any such termination shall constitute "Constructive Termination".

7. Consolidations or Merger. If the Company is at any time before or after a Change in Control merged or consolidated into or with any other corporation, association, partnership or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation, association, partnership or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation, association, partnership or other entity resulting from such merger or consolidation or the acquirer of such assets (collectively, "acquiring entity") unless the Officer voluntarily elects not to become an employee of the acquiring entity as determined in good faith by the Officer. Furthermore, in the event of any such consolidation or transfer of substantially all of the assets of the Company, the Company shall enter into an agreement with the acquiring entity that shall provide that such acquiring entity shall assume this Agreement and all obligations and liabilities under this Agreement; provided, that the Company's failure to comply with this provision shall not adversely affect any right of the Officer hereunder. This Paragraph 7 will apply in the event of any subsequent merger or consolidation or transfer of assets.

     In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Officer's right to or privilege of participation in any restricted stock plan, bonus or incentive plan, stock option or purchase plan, profit sharing, pension, group insurance, hospitalization or other compensation or benefit plan or arrangement which may be or become applicable to officers of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

     In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise, be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

8. Payments. All payments provided for in this Agreement shall be paid in cash in United States funds from the general funds of the Company and its subsidiaries drawn on the United States location of a bank and paid in bank or cashier's check. The Company shall not be required to establish a special or separate fund or other segregation of assets to ensure such payments.

         All payments made by the Company to the Officer or the Officer's dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

9. Arbitration. In the event of a dispute between the parties as to the interpretation or application of this Agreement, such dispute may be submitted by the Officer or by the Company to binding arbitration before an impartial arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association. The Officer shall be reimbursed promptly by the Company for all travel and lodging expenses (that would be reimbursable in accordance with the then current Company travel expense reimbursement policy) incurred in connection with any such arbitration. In addition, if the Officer prevails in any such arbitration proceeding, the Company shall reimburse the Officer promptly for 100% of the fees and expenses the Officer incurs in connection with any such arbitration, including legal fees and filing and arbitrator's fees; if the Company prevails in any such arbitration proceeding, the Company shall reimburse the Officer promptly for 80% of the fees and expenses the Officer incurs in connection with any such arbitration, including legal fees and filing and arbitrator's fees; and if each party prevails in part, the Company shall reimburse the Officer promptly for such percentage, not less than 80% and not more than 100%, of the fees and expenses the Officer incurs in connection with such arbitration, including legal fees and filing and arbitrator's fees, as the arbitrator shall determine.

10. Assignment; Payment on Death. The provisions of this Agreement shall be finding upon and shall inure to the benefit of the Officer, the Officer's executors, administrators, legal representatives and assigns and the Company and its successors.

     There shall be no right of set-off or counterclaim, in respect of any claim, debt or obligation, against any payments to the Officer, the
     Officer's  dependents,   beneficiaries  or  estate  provided  for  in  this
     Agreement.

     In the event that the Officer becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Officer hereunder and not yet paid to the Officer at the time of the Officer's death shall be paid to the Officer's beneficiary. No right or interest to or in any payments shall be assignable by the Officer; provided, however, that this provision shall not preclude the Officer from designating one or more beneficiaries to receive any amount that may be payable after the Officer's death and shall not preclude the legal representatives of the Officer's estate from assigning any right hereunder to the person or persons entitled thereto under the Officer's will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Officer's estate. The term "beneficiary" as used in this Agreement shall mean the beneficiary or beneficiaries so designated by the Officer to receive such amount or, if no such beneficiary is in existence at the time of the Officer's death, the legal representative of the Officer's estate.

     No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

11. Modification. This Agreement may be modified only in a written instrument agreed to and executed by the Company and the Officer.

12. Severability. If any provision of this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

14. Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereto duly authorized, and the Officer has signed this Agreement, all as of the date first above written.

                                          ROGERS CORPORATION



                                          By:  /s/ NLGreenman
                                               --------------------------------
                                               Norman L. Greenman, President


                                               /s/ Robert D. Wachob
                                               --------------------------------
                                               Robert D. Wachob

                                                                       Exhibit A

                                                                10/89

                           [ Rogers Corporation Logo ]


                              NON-COMPETE AGREEMENT
                              ---------------------

This agreement is made this _____ day of _____________, 19 __, by and between Rogers Corporation (hereinafter referred to as "Employer"), and ___________________________________, an individual hereinafter referred to as
"Employee") on behalf of themselves, and their heirs, successors and assigns with reference to the following facts:

1. The employment policies of Employer frequently result in transfers and/or reassignment of employees and changes in the duties and responsibilities of employees. During the course of employment with Employer, and particularly in view of either the nature of the original employment assignment or future employment assignments, Employee may acquire knowledge of or information relating to trade secrets and other confidential or proprietary information of Employer including, without limitations, information about products, processes, research, development, business plans, customer or supplier identification, and product cost and profit information.

2. In order to protect Employer against disclosure of any such trade secrets or information, Employee agrees, as further consideration for employment hereunder, that for a period of two years after termination of employment with Employer he/she will not, without first obtaining written permission from the Chief Executive Officer of Employer, engage in, render services in or become associated in any way in the research, development, manufacture, use, or sale of any product in the United States which is the same as, similar to or is based on the same field of technology and is competitive with any product, development or research activity of Employer with respect to which at any time during the two years preceding termination of employment with Employer, Employee's work has been directly or indirectly concerned or with respect to which Employee has acquired knowledge of any such trade secrets or information.

     In the event that the provisions of this paragraph (2) prevent Employee, after the exercise of reasonable efforts by him, from obtaining employment at a rate of compensation at least equal to the monthly rate of compensation received by Employee at the end of his employment with Employer, then Employer shall, within 30 days from receipt of written notice from Employee in any month informing Employer of his inability to obtain such compensation for that month, notify Employee that it will either:

     (a) pay to Employee for that month the differences between the compensation received and the last regular monthly rate of compensation at Employer, up to 30% of the last monthly rate; or

                                                                10/89


     (b)  notify Employee that it has waived its rights under this paragraph
          (2).

         After expiration of said two-year period after the end of Employee's employment with Employer, or upon Employers' failure to notify Employee of its election after receipt of notice from Employee, the restrictions of this paragraph (2) shall no longer be in force.

3. In the event that Employee is assigned by Employer to work for any other company or organization which is a subsidiary or joint venture of or is otherwise affiliated with Employer, such employment shall be deemed to be employment by Employer for the purpose of this Agreement.



----------------------------------------------------------
Employee                                             Date




----------------------------------------------------------
Human Resources                                      Date

                          CONFIRMATION AND AMENDMENT OF
                       OFFICER SPECIAL SEVERANCE AGREEMENT

         This  agreement  confirms  and  amends  that  certain  Officer  Special
Severance Agreement (the "Agreement") dated October 2, 1991 by and between Rogers Corporation, a Massachusetts corporation (the "Company") and Robert D. Wachob (the "Officer").

1. The position and/or title held by the Officer with the Company has changed since the date the Agreement initially was entered into. Therefore, the parties hereby confirm that the Agreement shall apply to the Officer in his current position and/or title as fully as it did to him in his prior position and/or title, and is to be interpreted as though it were entered into with him in his current position and/or title.

2. The parties hereby acknowledge and agree that, in the event of any further changes in the position and/or title of the Officer subsequent to the date hereof, the Agreement nevertheless shall be deemed to continue to apply to the Officer fully and completely, so long as he continues to hold any office to which he has been elected or appointed by the Board of Directors of the Company or a duly constituted committee thereof.

3. Other than as stated above, the Agreement shall continue in full force and effect.


         ROGERS CORPORATION                          Officer:


By:      /s/ WEBoomer                                /s/ Robert D. Wachob
         ----------------------------------          ---------------------------
         Walter E. Boomer, Chairman                  Robert D. Wachob
         of the Board of Directors and
         Chief Executive Officer

Dated:  March 10, 2004